EXHIBIT 99.1

                    AIR & WATER TECHNOLOGIES CORPORATION
                     ANNOUNCES ENTERING INTO AGREEMENTS
                         WITH BANK GROUP AND USF&G


               Branchburg, New Jersey, October 31, 1997 -- Air & Water Technologies Corporation (AMEX: AWT) today announced that it had entered into an Amendment and Waiver of its three-year senior secured credit facility with First National Bank of Chicago and Societe Generale, as co-agents pursuant to which the lending banks waived the Company's compliance with certain covenants in the bank credit facility, for the period beginning October 31, 1997 through the earlier of the consummation of transactions contemplated by the recently announced recapitalization, or March 22, 1998. In the absence of such waiver, the Company had previously announced that it would have been in violation of certain of its covenants as of today. The Amendment also provides for amendment of certain covenants contained in the credit facility. The secured credit facility currently expires on March 31, 1998. The Company is in discussions with the lending banks regarding the extension of the credit facility beyond its scheduled expiration. The Amendment and Waiver provides that if the credit facility is not extended on or prior to December 15, 1997, the Amendment and Waiver shall terminate.

               Air & Water also announced that it had entered into an agreement with United States Fidelity and Guaranty Company, the surety company which provides its bid and performance bonds, whereby Anjou International, a wholly-owned subsidiary of CGE, will guarantee certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995 between USF&G and the Company.

               Air & Water Technologies Corporation, through its subsidiary Professional Services Group, Inc. (PSG), a leader in the growing wastewater privatization market, provides a comprehensive range of services and technologies for the operation, maintenance and management of water and wastewater systems; through Metcalf & Eddy, Inc. well-known internationally, specialized in engineering, design and construction of water and wastewater facilities and the remediation of contaminated soil; and through Research-Cottrell, Inc. offers services and technologies for controlling air pollution.